                                                                   EXHIBIT 99.1


FOR FURTHER INFORMATION:
Suzanne C. Shirley
VP--Investor and Public Relations
(714) 751-7400


FOR IMMEDIATE RELEASE


                  ARV ASSISTED LIVING NAMES DOUGLAS M. PASQUALE
                      PRESIDENT AND CHIEF OPERATING OFFICER


COSTA MESA, CALIFORNIA, June 10, 1998 - ARV Assisted Living, Inc. [AMEX: SRS] announced today that Douglas M. Pasquale has been named President and Chief Operating Officer, effective June 1.

           Pasquale, 43, comes to ARV from Richfield Hospitality Services, Inc., and Regal Hotels International-North America, a leading hotel ownership and hotel management company with $800 million in assets and annualized revenues of approximately $350 million. He spent 12 years with the Englewood, Colorado-based company, serving as its president and CEO since 1996. He joined Richfield as a vice president in 1986, was promoted to senior vice president in 1989, and was appointed executive vice president and chief financial officer in 1994. Among his key accomplishments over a two-year period as CEO were achieving an 80% increase in revenues, 90% growth in gross operating profit, and an approximate $25 million improvement in net income.

           Previously, Pasquale served as chief financial officer for Foxley & Company from 1985 to 1986; head of the real estate management division of Boettcher & Company from 1981 to 1985; assistant tax manager of Anschutz Corporation from 1979 to 1981; and supervising tax senior for KPMG Peat Marwick from 1976 to 1979. All were Denver-based positions.

           In making the announcement, ARV Chairman and Chief Executive Officer Howard G. Phanstiel said, "We are extremely pleased to have an executive with Doug Pasquale's extensive operational and financial experience in the hotel industry join ARV's senior management team. Doug has proven himself a leader in the hospitality business by creating and implementing a new strategic direction that spurred his previous company to dramatic growth. This expertise makes him particularly well-suited to the fast-growing assisted living industry, and we look forward to the positive contributions he will make to ARV's growth and operating efficiency."

           Founded in 1980, ARV is one of the nation's largest operators of assisted living communities, operating 61 communities containing 7900 units in 11 states. Three communities comprising 370 units are under construction in California, Florida and Nevada, and the company is also under contract to purchase interests in three additional senior housing communities in California containing approximately 500 units.



                                   # # # # #